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                                                                     Exhibit 2.2

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT



         THIS FIRST AMENDMENT (the "First Amendment") is made and entered into as of the 1st day of November, 2004, by and between AFC Enterprises, Inc. ("AFC"), a Minnesota corporation, and Focus Brands Inc. ("Buyer"), a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, AFC and Focus are parties to that certain Stock Purchase Agreement dated as of September 3, 2004 (the "Agreement"); and

         WHEREAS, AFC and Focus desire to amend the Agreement, as hereinafter more particularly set forth;

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, AFC and Focus hereby covenant and agree as follows:

         1. All capitalized terms used in this First Amendment which are not otherwise defined in this First Amendment are used with the same meaning attributed to such capitalized terms in the Agreement.

         2. Section 2.2 is hereby amended by deleting the entire text thereof and replacing such deleted text with the following:

                  "2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid by Buyer for all of the Shares shall equal Twenty-One Million Dollars ($21,000,000) adjusted at Closing as provided in section 2.6 below (such amount, as adjusted, the "Closing Payment"), plus the amount by which Final Working Capital is more than Base Working Capital, or minus the amount by which Final Working Capital is less than Base Working Capital. The Closing Payment shall be paid at Closing by wire transfer to the account designated by AFC."

         3. Section 10.2(a) is hereby amended by deleting the entire text thereof and replacing such deleted text with the following:

                  "(a) AFC will indemnify and hold harmless Buyer, the Company, the Subsidiary, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, assessment, penalty, fine, damage (but excluding incidental and consequential damages), or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:


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                           (i)      any breach of any representation or warranty
                  made by AFC in this Agreement (without giving effect to any supplement to the Disclosure Schedule), the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by AFC pursuant to this Agreement;

                           (ii) any breach by AFC of any covenant or obligation of AFC in this Agreement;

                           (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with AFC, the Company or the Subsidiary (or any Person acting on their behalf) in connection with any of the Transactions;

                           (iv)     the Retained Employment Liabilities;

                           (v) the legal Proceedings set forth on Section 3.16, 3.17 and 3.26(c) of the Disclosure Schedule;

                           (vi) any claims or assessments arising under any Benefit Plan;

                           (vii)    the Excluded Liabilities;

                           (viii) any asserted claim, whether or not resulting in a filed lawsuit or action, by any shareholder of AFC, in his, her or its capacity as a shareholder, against AFC or any of its affiliates or against its officers or directors;

                           (ix) any failure prior to the Effective Time on the part of AFC, the Company and/or the Subsidiary to disclose to prospective Franchisees and Licensees Rebates received from Suppliers and others as required by any Franchise Regulation;

                           (x) any claims related to the offer or sale of Franchises by SBC prior to July 13, 2003;

                           (xi) any claims that offers or sales of any Franchise offered or sold during the period March 1, 2003 through May 25, 2004 or offers or sales of non-United States Franchises violated applicable Franchise Regulations; and

                           (xii)    any claims described on Schedule
                  10.2(a)(xii) attached hereto.


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         4.       Section 10.4 is hereby amended by deleting the entire text thereof and replacing such deleted text with the following:

                  "10.4    TIME LIMITATIONS. If the Closing occurs, AFC will
         have no liability for indemnification with respect to:

                  (a) any representation or warranty contained in Article III (other than the representations and warranties contained in Sections 3.4 (Capitalization and Stock Ownership), 3.6 (Title to Assets and Related matters), 3.12 (Taxes) and 3.14 (Benefit Plans)) unless on or before the first anniversary of the Closing Date, Buyer notifies AFC of a claim based upon a breach of any such representation and warranty;

                  (b) the obligations under Section 10.2(a)(x), unless on or before the third anniversary of the Closing Date, Buyer notifies AFC of a claim based upon any offer or sale of a franchise contemplated thereby;

                  (c) the obligations under Sections 10.2(a)(xi), unless on or before the earlier of the fifth anniversary of the Closing Date or the expiration of the applicable statute of limitations with respect to the basis for such claim, Buyer notifies AFC of a claim based upon such offer or sale of a franchise contemplated thereby;

                  (d) the obligations under Sections 10.2(a)(xii), unless on or before the fifth anniversary of the Closing Date, Buyer notifies AFC of a claim contemplated thereby; and

                  (e) the representations and warranties contained in Sections 3.12 and 3.14 unless Buyer notifies AFC of a claim based upon a breach of any such representation and warranty prior to the expiration of the applicable statute of limitations with respect to the basis for such claim.

                  A claim based upon the breach of any other representation and warranty of AFC contained in this Agreement or based upon the breach by AFC of any covenant or agreement to be performed by it hereunder may be brought at any time. If the Closing occurs, Buyer will have no liability for indemnification with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Date, AFC notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by AFC."


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         5.       Article 5 is hereby amended by inserting the following new
Sections 5.16, 5.17 and 5.18:

                   "5.16 PURSUIT OF CERTAIN CLAIMS AND RELEASE. AFC agrees that it will not take any action, pursue any claim or otherwise seek any payment or other compensation from any Franchisee in the SBC Division, without the consent of Buyer; provided, however, that following the submission of a Claim Notice by Buyer pursuant to Section 10.2(a)(xii), such consent shall be deemed granted with respect to any Franchisee that is the subject of such Claim Notice. In connection with any Claims Notice, AFC further agrees to grant an unconditional and general release of claims to any Franchisee in the SBC Division, if requested to do so by Buyer in writing; provided that AFC and its affiliates receive an unconditional and general release from such Franchisee and AFC shall have no liability under Section 10 to Buyer with respect to any claims of such Franchisee related to claims covered by the Claim Notice.

                  5.17 TRANSFER OF CERTAIN ACCOUNTS RECEIVABLE. On or before the Closing, AFC shall transfer to the Subsidiary the accounts receivable described in Schedule 5.17 hereto, subject to the terms and conditions set forth in said Schedule 5.17.

                  5.18 COOPERATION. The parties agree to cooperate after Closing as set forth on Schedule 5.18 hereto.

         6. The Schedules to the Purchase Agreement are hereby amended by adding thereto Schedule 10.2(a)(xii), Schedule 5.17 and Schedule 5.18 in the forms attached to this Amendment.

         7. Section 6 of Appendix A is hereby amended by deleting the entire text thereof and replacing such deleted text with the text set forth in
Schedule 6.A. attached to this Amendment.

         8. Except as expressly set forth herein, the parties make no other amendment, alteration or modification of the Agreement nor do they, nor does any of them, by executing this First Amendment, waive any provision of the Agreement or any right that they or it may have thereunder.

                         [SIGNATURES ON FOLLOWING PAGES]


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         IN WITNESS WHEREOF, the parties hereto have executed and sealed or have caused this First Amendment to be executed and sealed as of the date first above written by their respective officers thereunto duly authorized.


                                   AFC ENTERPRISES, INC.



                                   By: /s/ Frederick Beilstein
                                      ------------------------------
                                   Name: Frederick Beilstein
                                        ----------------------------
                                   Title: Chief Financial Officer
                                         ---------------------------



                                   FOCUS BRANDS INC.



                                   By: /s/ Steve Romaniello
                                      ------------------------------
                                   Name: Steve Romaniello
                                        ----------------------------
                                   Title: Chief Executive Officer
                                          and President
                                         ---------------------------


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